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Exhibit 23 - Consent of Independent Auditors

The Board of Directors and Shareholders
Genesis Health Ventures, Inc.:

         We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-101004) and the registration statements on Form S-8 (No. 333-82200, No. 333-82208, No. 333-83430, No. 333-100800) of Genesis
Health Ventures, Inc. of our reports dated September 30, 2003, with respect to the consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2002, and the related financial statement schedule, which reports appear in the September 30, 2002 annual report on Form 10-K/A of Genesis Health Ventures, Inc.

         Our reports contain an explanatory paragraph that states that the Company has restated the consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two year period ended September 30, 2001.

         Our reports also contain an explanatory paragraph that refers to a change in accounting for the costs of start-up activities effective October 1, 1999.

         In addition, our reports contain an explanatory paragraph that states that on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan") which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

                                  /s/ KPMG LLP


Philadelphia, Pennsylvania
October 10, 2003